Exhibit 10.4

Eve Holding, Inc.

1400 General Aviation Drive

Melbourne, FL 32935

August 13, 2025

BNDES Participações S.A. – BNDESPAR

Avenida República do Chile n° 100 - parte

CEP 20031-917, Rio de Janeiro, RJ

Attention: Marcelo Marcolino, Superintendente da Área de Mercado de Capitais, Investimentos e Participações – AMC

Embraer Aircraft Holding Inc.

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention: Gary Kretz, Financial Manager

              Re:              Letter Agreement

Ladies and Gentlemen:

This letter agreement is being entered into as of the date hereof by the undersigned parties in connection with the Subscription Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Subscription Agreement”), by and among Eve Holding, Inc., a Delaware corporation (the “Company”), BNDES Participações S.A. – BNDESPAR (“Subscriber”) and Banco Bradesco S.A., as intervening party in its capacity as the depositary agent. Capitalized terms used but not defined herein have the meanings ascribed to them in the Subscription Agreement.

In consideration of the benefits to be received by the Company upon the Closing, the Company, Subscriber and Embraer Aircraft Holding Inc. (“EAH”) hereby agree, subject to and effective upon the Closing, as follows:

1.       Right to Designate a Board Member.

(a)At or as promptly as practicable following the Closing, Subscriber will have the non-transferrable right (but not the obligation) to designate for nomination by the board of directors of the Company (the “Board”) one (1) Class I director, who shall serve an initial term of office from the Closing until the annual meeting of stockholders of the Company held in 2026 at which the Class I directors are up for election (“2026 Annual Meeting”) and who shall be proposed in writing by Subscriber to the Company and EAH, and who shall, in the Company’s reasonable discretion, satisfy the Qualification Standards. For purposes of this Section 1, “Qualification Standards” means an individual who has qualifications, knowledge and experience suitable for being a director of the Company, including English proficiency and financial literacy, and who satisfies the applicable compliance standards of the Company set forth in Annex I hereto.

1

(b)Provided that Subscriber beneficially owns Acquired Shares (or Acquired BDRs representing Acquired Shares) equal to 2% or more of the issued and outstanding shares of Common Stock, including shares underlying BDRs (“Shares”), the Company and EAH shall take all necessary action to (i) include in the slate of nominees recommended by the Board for election as Class I directors at the 2026 Annual Meeting (serving a three (3)-year term from their appointment at such 2026 Annual Meeting) an individual designated by Subscriber; (ii) include such person in the Company’s proxy materials and form of proxy disseminated to stockholders in connection with the election of Class I directors at the 2026 Annual Meeting; and (iii) cause the election of such designee to the Board, including nominating such designee to be elected as a Class I director and by soliciting proxies in favor of the election of such person; in each case, provided that such individual designated by Subscriber (x) is proposed by Subscriber as soon as reasonably practicable prior to the 2026 Annual Meeting, but no later than sixty (60) days prior to the 2026 Annual Meeting, and (y) satisfies the Qualification Standards.

(c)The Company and EAH shall not take any action directed at removing the Class I director nominated by Subscriber pursuant to Section 1(a) or 1(b), except because of such person’s (i) willful misconduct that is materially injurious, monetarily or otherwise, to the Company or any of its subsidiaries, (ii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude or (iii) abuse of illegal drugs or other controlled substances or habitual intoxication (“Cause”). If at any time during the term of office of the Class I director nominated by Subscriber pursuant to Section 1(a) or 1(b) a vacancy on the Board is caused by the death, retirement, resignation or removal of such Class I director, then Subscriber shall, to the fullest extent permitted by this Section 1 and applicable law, have the right to, within thirty (30) Business Days after such vacancy, designate an individual to be appointed to fill such vacancy for the remainder of the deceased, retired, resigned or removed, as applicable, director’s term, and the Company and EAH, as applicable, shall take all necessary action to cause such director to be appointed to the Board.

(d)The Company and/or EAH may decline, in good faith and within ten (10) Business Days from the date of Subscriber’s written designation proposal under Section 1(a), 1(b) or 1(c), to approve the nomination of any director designated by Subscriber, in each case, solely for Cause or if such director fails to satisfy the Qualification Standards. In such case, if the nominee was designated by Subscriber under Section 1(a), 1(b) or 1(c), Subscriber may designate a new nominee within thirty (30) Business Days after the previous nominee is declined until a nominee is approved in accordance with this Section 1. For the avoidance of doubt, if a director nominee designated by Subscriber is not approved by the Company and/or EAH in time for election at the 2026 Annual Meeting, Subscriber shall have the right to designate a new director for nomination under Section 1(a), 1(b) or 1(c) until such director is elected to the Board; provided, however, that Subscriber shall no longer have the right to designate a director for election after the end of the three (3)-year term of directors appointed at the 2026 Annual Meeting.

2.       Subscriber’s Tag-along Rights.

The Company, Subscriber and EAH (for purposes of this Section 2, Subscriber and EAH, collectively, the “Parties”) hereby agree that so long as Subscriber beneficially owns Acquired Shares (or Acquired BDRs representing Acquired Shares) equal to 2% or more of the issued and outstanding Shares, Subscriber will have a non-transferrable tag-along right with respect to any sale of Shares by EAH under the circumstances, and subject to the terms and conditions, described below (“Tag-Along Rights”):

2

(a)If at any time EAH proposes to sell, in one or a series of related transactions, Shares representing more than ten percent (10%) of the then issued and outstanding Shares and the sale of which would not result in a Change of Control (a “10%+ Tag-Along Sale”) or (ii) any number of Shares the sale of which would result in a Change of Control (a “Change of Control Tag-Along Sale,” and each of a 10%+ Tag-Along Sale and a Change of Control Tag-Along Sale, a “Tag-Along Sale”) (such Shares to be sold in a Tag-Along Sale, the “Tag-Along Offered Shares”) to any person and/or any of such person’s affiliates (other than sales to any affiliate of EAH and other than Subscriber or any affiliate of Subscriber and other than any sale pursuant to a public offering or in open market transactions) (the “Third Party Purchaser”), EAH shall deliver written notice to Subscriber of such proposed Tag-Along Sale (the “Tag Notice”), which Tag Notice shall make reference to Subscriber’s tag-along right under this Section 2 and include the material terms and conditions on which EAH would sell the Tag-Along Offered Shares, including the identity of the Third Party Purchaser, the price to be paid for the Tag-Along Offered Shares in such Tag-Along Sale, and all conditions precedent for consummation of such Tag-Along Sale (including any financing conditions and all required consents and governmental authorizations). Upon receipt of a Tag Notice, Subscriber shall have the right to participate with EAH in such Tag-Along Sale (a “Tag-Along Right”) and to sell its portion of the Tag-Along Offered Shares (the “Tag-Along Shares”) to the Third Party Purchaser in accordance with this Section 2, which Tag-Along Right may be exercised only if Subscriber delivers written notice thereof (the “Tag Exercise Notice”) to EAH within 30 Business Days after the delivery of the Tag Notice (“Tag-Along Acceptance Period”). The failure by Subscriber to deliver a Tag Exercise Notice within the Tag-Along Acceptance Period shall be deemed an irrevocable waiver by Subscriber of its Tag-Along Right to participate in such Tag-Along Sale and EAH shall be free to sell to a Third Party Purchaser the Tag-Along Offered Shares and any additional Shares owned by EAH. For purposes of this Section 2, “Change of Control” means EAH ceasing to be the largest beneficial owner of the then issued and outstanding Shares.

(b)              If Subscriber timely delivers a Tag Exercise Notice to EAH in accordance with this Section 2, then:

(i)such Tag Exercise Notice shall constitute Subscriber’s binding agreement to sell the Tag-Along Shares free and clear of any and all encumbrances to such Third Party Purchaser on the same terms and conditions with respect to the sale of Shares as applicable to EAH and set forth in the Tag Notice (including for the same consideration per Share); provided that EAH shall have no liability to Subscriber or any other person in the event the purchase of the Tag-Along Offered Shares from EAH and the purchase of the Tag-Along Shares from Subscriber are not consummated for any reason outside of the control of EAH; provided, further, that Subscriber shall not be required to enter into commercial arrangements with the Third Party Purchaser other than the agreement governing the Tag-Along Sale;

(ii)any sale by Subscriber of the Tag-Along Shares to the Third Party Purchaser shall be at the same price and on substantially the same terms and conditions as the sale of the Tag-Along Offered Shares by EAH to the Third Party Purchaser;

3

(iii)Subscriber shall (A) give or commit to any representations and warranties (but only with respect to (x) its right, title and interest in and to the Tag-Along Shares, (y) its power and authority to sell such Tag-Along Shares, and (z) the Tag-Along Shares being free and clear of any and all encumbrances other than those arising as a result of or under the terms of this letter agreement), customary covenants (including confidentiality obligations but excluding any non-compete obligations and any other similar restrictions on the conduct of any activities of Subscriber and its affiliates), releases and indemnification, as may be required by the Third Party Purchaser and, in each case, solely to the same extent such representations, warranties, covenants, releases and/or indemnification are given or committed to by EAH to the Third Party Purchaser (provided that all such representations, warranties, covenants, releases and indemnification shall be given severally, and not jointly, by EAH and Subscriber, each in respect of the Shares to be sold by it to the Third Party Purchaser, and provided, further, that any indemnification obligation of Subscriber in respect of breaches of representations and warranties shall be in an amount not to exceed the aggregate proceeds received by Subscriber in connection with the Tag-Along Sale); and (B) contribute to and participate in any escrow arrangements proportionally on the basis of the proportion of the Tag-Along Shares to the aggregate Shares to be sold by both Parties;

(iv)Subscriber shall have the right to sell in a 10% Tag-Along Sale up to a number of Tag-Along Shares equal to the product obtained by multiplying (i) the total number of Shares beneficially owned by Subscriber prior to the Tag-Along Sale by (ii) a fraction, the numerator of which shall be the number of Shares proposed to be sold by EAH and the denominator of which shall be the total number of Shares beneficially owned by EAH prior to the Tag-Along Sale, and the number of Shares beneficially owned by EAH to be included in the Tag-Along Offered Shares shall be correspondingly reduced;

(v)Subscriber shall have the right to sell in a Change of Control Tag-Along Sale up to a number of Tag-Along Shares equal to all Shares held by Subscriber; and

(vi)EAH shall send copies of any sale documents to which Subscriber shall be a party as agreed between EAH and the Third Party Purchaser as soon as EAH and the Third Party Purchaser agree to the final terms of such documents.

(c)If Subscriber fails to, or declines to, exercise its Tag-Along Right, EAH shall have nine (9) months (commencing on the date of expiration of the Tag-Along Acceptance Period or the date on which EAH receives written notice from Subscriber whereby Subscriber declines to exercise its Tag-Along Right, whichever is earliest) to sell the Tag-Along Offered Shares held by EAH to the Third Party Purchaser described in the Tag Notice, on substantially the same terms and conditions set forth in the Tag Notice. If at the end of such period, EAH has not completed such Tag-Along Sale, EAH may not effect a sale of the Tag-Along Offered Shares without again fully complying with the provisions of this Section 2. If such sale is subject to prior receipt of any approval by or authorization from any governmental authority, agency or body, the nine (9)-month period for completion of such sale shall be automatically extended for thirty (30) days following the end of the maximum period provided by applicable law for the obtaining of any such prior approval or authorization.

4

3.       EAH’s Lock-Up.

(a)Subject to Section 3(b) below, EAH agrees not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Shares, (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares or that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Shares, whether any such transaction described in clauses (i) or (ii) above in this paragraph is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) above in this paragraph until the date that is twelve (12) months after the Closing (the “Lock-Up Period”) (any of the actions specified in clauses (i)-(iii), collectively, a “Transfer”).

(b)The restrictions set forth in Section 3(a) (the “Transfer Restrictions”) shall not apply to (i) Transfers to or distributions to any director, officer, direct or indirect stockholder, partner, member or affiliate of EAH or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with EAH or affiliates of EAH; (ii) Transfers by virtue of order of a governmental entity or by virtue of the laws of the state or jurisdiction of EAH’s organization and EAH’s organizational documents upon dissolution of the EAH; and (iii) Transfers in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their Shares for cash, securities or other property.

4.       Subscriber’s Preemptive Right.

(a)Subject to Section 4(b) below, the Company, Subscriber and EAH hereby agree that, so long as (i) Subscriber beneficially owns Acquired Shares (or Acquired BDRs representing Acquired Shares) equal to 2% or more of the issued and outstanding Shares, and (ii) EAH remains the largest beneficial owner of the then issued and outstanding Shares, the Company shall not issue or sell any equity securities for cash, whether in a public or private offering (each, a “New Issuance”), without offering Subscriber the opportunity to purchase, on a pro rata basis, such number of equity securities in the New Issuance as would be necessary for Subscriber to maintain its then-current percentage ownership of Shares, on a fully diluted basis, on the same terms and conditions as offered to other investors in such New Issuance (the “Preemptive Right”). The Company shall deliver a written notice (the “Preemptive Right Offer Notice”) to Subscriber of such proposed New Issuance, which Preemptive Right Offer Notice shall make reference to Subscriber’s Preemptive Right under this Section 4 and include the material terms and conditions of the proposed New Issuance, including the price per equity security and the expected number of equity securities to be issued in such New Issuance. Upon receipt of a Preemptive Right Offer Notice, Subscriber shall have the right to participate in the New Issuance in accordance with this Section 4, which Preemptive Right may be exercised only if Subscriber delivers written notice thereof (the “Preemptive Right Exercise Notice”) to the Company within thirty (30) days after the delivery of the Preemptive Right Offer Notice (the “Preemptive Right Acceptance Period”). The failure by Subscriber to deliver a Preemptive Right Exercise Notice within the Preemptive Right Acceptance Period shall be deemed an irrevocable waiver by Subscriber of its Preemptive Right to participate in such New Issuance and the Company shall be free to issue or sell the equity securities described in the Preemptive Right Offer Notice.

(b)Notwithstanding the foregoing, the Preemptive Right shall not apply to: (i) the issuance of Shares upon the exercise of stock options or warrants to purchase Shares or the vesting of stock awards of Shares; (ii) the issuance of Shares upon conversion of debt instruments issued by the Company; and (iii) the issuance of Shares in connection with mergers, acquisitions or joint ventures.

5

(c)Nothing in this Section 4 shall prevent, delay, or restrict the Company from proceeding with any New Issuance, and Subscriber acknowledges and agrees that it shall not have any veto rights with respect to any New Issuance, provided that the Company complies with its obligations to offer Subscriber the Preemptive Right in accordance with this Section 4.

5.       Sustainability Report.

(a)Provided that Subscriber beneficially owns any Acquired Shares (or Acquired BDRs representing Acquired Shares), on and after the second anniversary of the first delivery to a customer of an eVTOL produced by the Issuer, the Issuer shall prepare and deliver, each year, a Sustainability Report, both in English and Portuguese languages.  Each such report shall be prepared in accordance with the Global Reporting Initiative (GRI) Standards or such other internationally recognized sustainability reporting framework widely accepted as a market standard (the “Sustainability Report”).

(b)Each such Sustainability Report shall address the Issuer’s sustainability performance for the preceding calendar year and shall be published on the Issuer’s official website no later than ninety (90) days following the publication of the Issuer’s annual audited financial statements.

6.       Greenhouse Gas (GHG) Emissions Inventory Report.

(a)Provided that Subscriber beneficially owns any Acquired Shares (or Acquired BDRs representing Acquired Shares), on and after the second anniversary of the first delivery to a customer of an eVTOL produced by the Issuer, the Issuer shall prepare and deliver, each year, a Greenhouse Gas (GHG) Emissions Inventory Report, addressing Scope 1 and Scope 2 emissions attributable to its operations during the preceding calendar year (the “Greenhouse Gas (GHG) Emissions Inventory Report”).

(b)Each such Greenhouse Gas (GHG) Emissions Inventory Report shall be published on the Issuer’s official website no later than ninety (90) days following the publication of the Issuer’s annual audited financial statements.

7.                   Media Materials.

(a)Provided that Subscriber beneficially owns any Acquired Shares (or Acquired BDRs representing Acquired Shares), the Issuer agrees to provide to the Subscriber, within thirty (30) days of any written request, marketing materials, photographs and logos in the Issuer’s possession that do not contain any non-public information of the Issuer that may be used for public disclosure or media purposes (the “Public Use Materials”), solely in connection with Subscriber’s communications and promotional activities relating to its investment in the Issuer. Any such Public Use Materials shall be used in a manner that is consistent with applicable laws and does not misrepresent or disparage the Issuer or its business. The Issuer shall have the right to review and approve (not to be unreasonably withheld or delayed) any proposed public disclosure that includes or references the Issuer’s name, trademarks or Public Use Materials provided under this paragraph, unless such disclosure is substantially similar to previously approved or publicly available content; provided that the Issuer shall provide its approval or non-approval, as the case may be, no later than five (5) Business Days after Subscriber has submitted any proposed public disclosure for review and approval by the Issuer and provided, further, that, any time after the Issuer has publicly disclosed the transactions contemplated hereby on a Current Report on Form 8-K, any proposed public disclosure consisting solely of the Issuer’s name, logo and/or the terms and conditions of this letter agreement, the Subscription Agreement or the transactions contemplated thereunder shall not require the Issuer’s review and approval. The Issuer hereby acknowledges that, upon delivery of such Public Use Materials, it holds all necessary rights to the Public Use Materials delivered (including the underlying intellectual property rights), or has obtained appropriate assignments or licenses of such rights from third parties.

6

8.       Other.

This letter agreement, together with the Subscription Agreement, constitute the entire agreement between the undersigned parties with respect to the subject matter hereof and thereof.

The provisions of Section 10 of the Subscription Agreement are hereby incorporated by reference and made a part of this letter agreement as if fully set forth herein, mutatis mutandis.

This letter agreement shall automatically terminate, without any further action of the undersigned parties, upon any termination of the Subscription Agreement prior to the Closing.

This letter agreement may be executed in two or more counterparts (including by electronic mail or in .pdf), each of which shall be deemed an original, and all of which shall be deemed an original and shall constitute one and the same agreement.

[Signature Pages Follow]

7

IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be duly executed as of the date first above written.

EVE HOLDING, INC.

By:	/s/ Johann Bordais
	Name:	Johann Bordais
	Title:	Chief Executive Officer

By:	/s/ Eduardo Couto
	Name:	Eduardo Couto
	Title:	Chief Financial Officer

8

Acknowledged and accepted

BNDES PARTICIPAÇÕES S.A. – BNDESPAR

EVE HOLDING, INC.

By:	/s/ Marcelo Marcolino
	Name:	Marcelo Marcolino
	Title:	Superintendent of BNDESPAR

By:	/s/ Guilherme de Lemos Medina Coeli
	Name:	Guilherme de Lemos Medina Coeli
	Title:	Department Head of BNDESPAR

EMBRAER AIRCRAFT HOLDING, INC.

By:	/s/ Gary Kretz
	Name:	Gary Kretz
	Title:	Finance Manager

By:	/s/ Guilherme Faria Lima Paiva
	Name:	Guilherme Faria Lima Paiva
	Title:	Chief Financial Officer

9

ANNEX I

Set forth below are the compliance standards applicable to directors and director nominees of Eve Holding, Inc. (the “Company”), each of which must be complied with. Specifically, directors and director nominees must:

      have no prior criminal convictions in the United States or Brazil;
      not be involved in any legal proceeding described under Item 401(f) and Item 103(c)(2) of Regulation S-K;
      have no relationship with any competitor of the Company;
      not hold a significant equity interest or other financial interest in, nor participate in the business of, nor serve as a director, employee or consultant to, any person or entity (other than BNDES Participações S.A. – BNDESPAR (the “Subscriber”) and its affiliates) that has or seeks to have business dealings with the Company, including actual or potential vendors or service providers; and
    have no other actual conflict of interest with the Company, in accordance with the Company’s Code of Conduct.

Further to the above, in the event the director or director nominee is, or was within the past five (5) years, subject to any investigation in the United States or Brazil, including, but not limited to, any investigation by the United States Securities and Exchange Commission (the “Commission”), Brazilian Securities Commission (Comissão de Valores Mobiliários) (the “CVM”), or United States Department of Justice (the “DOJ”), Subscriber shall provide a description of the factual basis alleged to underlie any such investigation and any additional details that the Company or Embraer Aircraft Holding Inc. (“EAH”) may reasonably request. It is agreed between the Company, EAH and Subscriber that, in the Company’s reasonable discretion, the Company may accept or decline the appointment of any director or director nominee designated by Subscriber based on the information provided by Subscriber in connection with any such investigation.

10